International Paper
              Champion Merger Integration Savings and Synergy Plan
                                  July 1, 2000

I.    Purpose

      The purpose of this plan is to encourage and promote focused and united efforts and interests by Integration Team Members by providing additional incentive compensation to achieve the most effective and successful integration of Champion International Corporation and International Paper Company by December 31, 2001.

II.   Plan Description

      The performance period begins July 1, 2000 and ends December 31, 2001. Awards may be earned provided stated savings have been achieved during the period and specific conditions pertaining to the integration have been met. Target awards are considered stock units and are assigned at the beginning of the period. The actual amount of the award depends upon the level of achievement of the objectives and the stock price at the end of the period.

      A.    Participation

      Executives identified as the Integration Steering Committee and Integration Team Leaders are eligible to participate in the plan. As the organization is finalized the Chairman and Chief Executive Officer may add or delete participants as required.

      B.    Objectives

      The primary objective is to achieve $425,000,000 of annual savings by December 31, 2001. The projected on-going savings will determine the amount of the earned award according to the following table:

               Savings:      $340mm         $425mm        $485mm        $550mm
              % of Target:     50%           100%          125%          175%

      These awards can be further adjusted by plus or minus 25% depending upon the overall success of the integration process as measured by the following:

      o     Retention of all major customers,

      o Retention of high potential individuals identified for placement in the combined company, and

      o Integration of best practices of each of the combined companies to include social integration of corporate cultures.

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      C.    Earned Awards

      Earned awards are paid in cash. The value of the earned award depends upon performance relative to the established objectives and to the share price at December 31, 2001. (Share price used to calculate the award will be the average between the high and low for the ten business days immediately proceeding the last day of the period).

      Target awards are expressed as stock units and are determined by the level of the participant.

               Level                Description                  Target Award
               --------------------------------------------------------------

                  I          Integration Steering Committee       10,000 units
                  II         Integration Team Leader               3,000 units

III.  Administration

      The plan is administered by the Chairman and Chief Executive Officer. Earned awards and degree of objective achievement are recommended by the Chairman for final approval to the Management Development and Compensation Committee of the Board of Directors.

      Earned awards are paid as soon as practicable following the close of the performance period.

IV.   Cost Estimate

               Stock Price                      $35         $40         $45
               At 100% Performance             8.0mm       9.2mm      10.3mm
               At 175% Performance            14.0mm      16.0mm      18.0mm

      (Note: Cost Estimate Assumes 16 participants at Level I and 23 at Level
      II)


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